Exhibit 99.1

Autobytel Reports Continued Year-Over-Year Increases
 in Revenues and Net Income for 2012 Second Quarter

- Company Continues to Generate Cash and Strengthen Balance Sheet and Anticipates More than Doubling of Net Income Year-Over-Year -

IRVINE, Calif. (August 2, 2012) - Autobytel Inc. (Nasdaq: ABTL), a leading provider of online consumer purchase requests and marketing resources for the automotive industry, today reported increased year-over-year revenues and profitability for the second quarter ended June 30, 2012.

"Our financial results this quarter reflect Autobytel's ongoing ability to help automotive dealers and manufacturers sell more cars," said Jeffrey H. Coats, President and Chief Executive Officer of Autobytel.  "With our business now sustaining positive results, we are focused on strategically investing in future growth through a series of initiatives that we believe will allow the company to capture greater market share, as well as benefit from the improving auto industry."

Revenues for the 2012 second quarter grew to $15.7 million from $15.2 million a year ago.  Revenues generated from purchase requests, the company's core product offering, rose to $14.8 million for the 2012 second quarter from $14.2 million last year, primarily reflecting stronger demand from automotive manufacturers and other wholesale channels, as well as an increase in purchase request volume from dealers.

Gross profit was $6.3 million for the 2012 second quarter, compared with $6.4 million a year ago.  Gross margin totaled 40.3% of total revenues for the 2012 second quarter, compared with 41.7% for the second quarter of 2011.  The reduction in gross profit and gross margin was primarily due to cost increases during the quarter related to purchase request generation activities as the company increased expenditures to offset purchase request volume declines.

Total operating expenses declined to $6.0 million for the 2012 second quarter from $6.1 million for the same quarter last year.

Net income for the 2012 second quarter rose to $231,000, or $0.02 per diluted share, versus $199,000, or $0.02 per diluted share, for the 2011 second quarter.  Per share amounts reflect a 1-for-5 reverse stock split effected on July 11, 2012.

Cash flow provided by operations improved significantly to $2.0 million for the second quarter of 2012, compared with cash provided by operations of $1.4 million for the prior-year second quarter.

Six-Month Results
For the six months ended June 30, 2012, revenue rose to $32.4 million from $31.3 million for the first half of 2011.  Purchase request revenue for the 2012 year-to-date period increased 5% from the same period last year.

Gross profit increased to $13.2 million for the 2012 year-to-date period, up from $12.5 million for the same period last year.  Gross margin improved to 40.6% for the first half of 2012, compared with 40.0% for the first half of 2011.

Total operating expenses for the first half of 2012 were reduced to $12.5 million, from $12.7 million for the first six months of last year.

Net income for the year-to-date period of 2012 was $484,000, or $0.05 per diluted share, versus a net loss of $371,000, or $0.04 per share, for the prior-year period.  Per share amounts reflect a 1-for-5 reverse stock split effected on July 11, 2012.

Cash flow provided by operations was $2.9 million for the six months ended June 30, 2012, compared with $213,000 for last year's first half.

Cash and cash equivalents increased to $12.4 million at June 30, 2012, inclusive of $1.2 million spent during the 2012 second quarter to repurchase approximately 334,000 shares of the company's common stock, completing its initial $1.5 million stock buyback program.  Cash and cash equivalents totaled $11.2 million at December 31, 2011 and $12.1 million at March 31, 2012.

Business Outlook
Autobytel said it anticipates single-digit revenue growth for 2012, as well as more than doubling of net income year-over-year.

Conference Call
Autobytel management will host a conference call today at 5 p.m. ET/2 p.m. PT to discuss its 2012 second quarter financial results.  Interested parties may participate in the live call by dialing (877) 852-2929, passcode 11043285.  An audio broadcast will also be available through a live webcast at www.autobytel.com (click on "Investor Relations" and then click on "Events & Presentations").  Please visit the website at least 15 minutes prior to the start of the call to register and download any necessary software.  For those unable to listen to the live broadcast, the call will be archived for one year on Autobytel's website.  A telephone replay of the call will also be available through August 9, 2012 by dialing (855) 859-2056, passcode 11043285.  The slides that will be referenced during the call will be available on the company's website at www.autobytel.com (click on "Investor Relations" and then click on "Events & Presentations").  The slides will contain disclosures of EBITDA (earnings before interest, taxes, depreciation and amortization) and cash flow, which are non-GAAP financial measures as defined by SEC Regulation G.  Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure will be included in the slides.

About Autobytel Inc.
Autobytel Inc., an online leader offering consumer purchase requests and marketing resources to car dealers and manufacturers and providing consumers with the information they need to purchase new and used cars, pioneered the automotive Internet when it launched its flagship website, autobytel.com, in 1995.  Autobytel continues to offer innovative products and services to help consumers buy, and auto dealers and manufacturers sell, more used and new cars.  Autobytel has helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and helped every major automaker market its brand online.  Through its flagship website, its network of automotive sites and respected online affiliates, Autobytel continues its dedication to innovating the industry's highest quality Internet programs to provide consumers with a comprehensive and positive automotive research and purchasing experience, and auto dealers, dealer groups and auto manufacturers with some of the industry's most productive and cost-effective customer referral and marketing programs.

Investors and other interested parties can receive Autobytel news releases and invitations to special events by accessing our online signup form at http://investor.autobytel.com/alerts.cfm.

Forward-Looking Statements Disclaimer
The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws.  These forward-looking statements, including, but not limited to, the company's anticipation of single-digit revenue growth for 2012, as well as more than doubling of net income year-over-year, the company's ability to sustain positive results and the company's belief that a series of initiatives will allow the company to capture greater market share and benefit from the improving auto industry, are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict.  Actual outcomes and results may differ materially from what is expressed in, or implied by, these forward-looking statements. Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions; the financial condition of automobile manufacturers and dealers; disruptions in automobile production; changes in fuel prices; the economic impact of terrorist attacks, political revolutions or military actions; failure of our internet security measures; dealer attrition; pressure on dealer fees; increased or unexpected competition; the failure of new products and services to meet expectations; failure to retain key employees or attract and integrate new employees; actual costs and expenses exceeding charges taken by Autobytel; changes in laws and regulations; costs of legal matters, including, defending lawsuits and undertaking investigations and related matters; and other matters disclosed in Autobytel's filings with the Securities and Exchange Commission.   Investors are strongly encouraged to review the company's Annual Report on Form 10-K for the year ended December 31, 2011 and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect the business, operating results, or financial condition of Autobytel and the market price of the company's stock. In addition, current year financial information could be subject to change as a result of subsequent events or the finalization of the company's financial statement close which culminates with the filing of the company's Annual Report on Form 10-K for the current year.

Contacts:
Investor Relations:
Autobytel Inc.
Curt DeWalt
Chief Financial Officer
949-437-4694
curtisd@autobytel.com

PondelWilkinson Inc.
Roger Pondel/Laurie Berman
310-279-5980
pwinvestor@pondel.com

CMC Group, Inc.
Bradley Orr
303-887-4932
borr@cmc-group.us

Media Relations:
MSC-PR
Michelle Suzuki
310-444-7115
michelle@msc-pr.com

# # #

(Financial Tables Follow)

AUTOBYTEL INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(Amounts in thousands, except share and per-share data)

	June 30,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$12,409	$11,209
Restricted cash	50	400
Accounts receivable (net of allowances for bad debts and customer credits of $350 and $540, at June 30, 2012 and December 31, 2011, respectively)	9,861	10,144
Prepaid expenses and other current assets	453	571
Total current assets	22,773	22,324
Property and equipment, net	1,748	1,629
Long-term strategic investment	194	194
Intangible assets, net	2,210	2,893
Goodwill	11,677	11,677
Other assets	76	77
Total assets	$38,678	$38,794

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$4,622	$3,081
Accrued expenses and other current liabilities	3,902	4,994
Deferred revenues	158	216
Total current liabilities	8,682	8,291
Convertible note payable	5,000	5,000
Other non-current liabilities	555	607
Total liabilities	14,237	13,898

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.001 par value; 11,445,187 shares authorized; none outstanding	-	-
Common stock, $0.001 par value; 200,000,000 shares authorized; 8,851,162 and 9,224,345 shares issued and outstanding, as of June 30, 2012 and December 31, 2011, respectively	44	46
Additional paid-in capital	305,796	306,733
Accumulated deficit	(281,399)	(281,883)
Total stockholders' equity	24,441	24,896
Total liabilities and stockholders' equity	$38,678	$38,794

AUTOBYTEL INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Amounts in thousands, except per-share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2012	2011	2012	2011

Revenues:
Purchase requests	$14,760	$14,189	$30,554	$29,153
Advertising	927	988	1,786	1,989
Other revenues	44	70	96	138
Total revenues	15,731	15,247	32,436	31,280
Cost of revenues (excludes depreciation of $32 and $87 for the three months ended June 30, 2012 and 2011, respectively, and $64 and $142 for the six months ended June 30, 2012 and 2011, respectively)	9,396	8,885	19,265	18,758
Gross profit	6,335	6,362	13,171	12,522

Operating expenses:
Sales and marketing	2,268	2,211	4,613	4,630
Technology support	1,619	1,662	3,447	3,386
General and administrative	1,773	1,943	3,788	4,028
Depreciation and amortization	401	504	803	950
Litigation settlements	(67)	(261)	(137)	(328)
Total operating expenses	5,994	6,059	12,514	12,666
Operating income (loss)	341	303	657	(144)
Interest and other income (expense), net	(3)	13	(4)	23
Income tax provision	107	117	169	250
Net income (loss) and comprehensive income (loss)	$231	$199	$484	$(371)

Basic income (loss) per common share	$0.03	$0.02	$0.05	$(0.04)
Diluted income (loss) per common share	$0.02	$0.02	$0.05	$(0.04)

Shares used in computing income (loss) per common share (in thousands):
Basic	9,060	9,198	9,140	9,167
Diluted	9,276	9,737	9,387	9,167